Exhibit 99.1



Micronetics  Reports  FY2004 Results - Revenues  Increase  29.6%;
Profits up 27%

Hudson,  NH  --  (BUSINESS WIRE) -- June 2, 2004 --  Micronetics,
Inc. (NASDAQ/NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2004 ("FY2004").

For FY2004, the Company had net sales of $13,831,706, as compared to net sales of $10,676,348 for FY2003, an increase of $3,155,358 or approximately 29.6%. For the Company's quarter ended March 31, 2004, the Company had net sales of $3,954,600, as compared to $2,796,423 for its quarter ended March 31, 2003, an increase of 41.4%.

For FY2004, the Company had net income of $1,510,680, or $.34 per share-basic and diluted, as compared to net income for the prior fiscal year of $1,189,049 or $.27 per share-basic and diluted. This is an increase of $321,631 or approximately 27%. The weighted average shares outstanding for FY2004 were 4,388,554-basic and 4,473,701-diluted, and for FY2003 were 4,387,309-basic and 4,468,262-diluted. For the Company's quarter ended March 31, 2004, the Company had net income of $480,275, or $.11 per share-basic and diluted, as compared to net income for the quarter ended March 31, 2003 of $223,241, or $.05 per share-basic and diluted, an increase of 115%.

David Robbins, President & CEO, stated "About two-thirds of our revenue growth in FY2004 can be attributed to "organic" growth in our Commercial Products and Defense Electronics Groups, as opposed to growth through acquisition. We've seen an overall increase in demand for our products used in commercial Automated Test Equipment (ATE) and use of our integrated subassemblies in a variety of defense environments continues to expand. Our inventory is growing slower than revenue, which is improving our cash position. Based on our current backlog, we are optimistic about our financial performance in FY2005."

Micronetics, operating through its Defense Electronics and Commercial Products Groups, manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, BAE Systems, Boeing, EADS, Honeywell, ITT, L-3 Communications, Lockheed Martin, NEC, Northrop Grumman, Raytheon, Southwest Research, Teradyne, Tektronix and Thales. Micronetics also operates through its wholly owned subsidiaries, Enon Microwave, Inc., Microwave & Video Systems, Inc. and Microwave Concepts, Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under
existing   contracts,  access  to  financial  resources,   future
economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March 31, 2004.

INCOME STATEMENT DATA
($000s omitted except per share data)

                                Year Ended March 31
                                2004          2003
                               ------         -----

Net sales                      13,832        10,676

Gross profit                    6,294         4,711

Selling, general and
 administrative expenses        3,242         2,652

Other/(Expense) income            (49)           93

Income before income taxes      2,216         1,423

Net income                      1,511         1,189

Net income per common share:
 Basic                            .34           .27
 Diluted                          .34           .27

Weighted average shares
 Outstanding:
 Basic                          4,389         4,387
 Diluted                        4,474         4,468



BALANCE SHEET DATA

                                     March 31,
                                 2004       2003
                                -----       -----

Cash, cash equivalents and
 marketable securities           2,700      2,629
Working capital                  6,752      6,558
Total assets                    12,964     12,123
Non-current liabilities          1,083      1,548
Shareholders' equity             9,830      9,084






Contact:

Micronetics, Inc.
David Robbins, President
603-883-2900 x310